UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2020

MP MATERIALS CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39277	84-4465489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 Via Austi Parkway, Suite 450 Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

(702) 844-6111

(Registrant’s Telephone Number, Including Area Code)

Fortress Value Acquisition Corp.

1345 Avenue of the Americas

46th Floor

New York, New York 10105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value of $0.0001 per share	MP	New York Stock Exchange
Warrants to purchase MPMC Class A Common Stock	MPWS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

On November 17, 2020, MP Materials Corp., formerly known as Fortress Value Acquisition Corp. (the “Company” or “MPMC” or, prior to the Business Combination (as defined below), “FVAC”), consummated the transactions contemplated by the Agreement and Plan of Merger Agreement, dated as of July 15, 2020, as amended on August 26, 2020, the “Merger Agreement,” by and among FVAC, FVAC Merger Corp. I, a Delaware corporation and a direct, wholly-owned subsidiary of FVAC (“MPMO Merger Corp.”), FVAC Merger LLC II, a Delaware limited liability company that is treated as a corporation for U.S. federal income tax purposes and a direct, wholly-owned subsidiary of FVAC (“SNR Merger Company”), FVAC Merger LLC III, a Delaware limited liability company and a direct wholly-owned subsidiary of FVAC (“MPMO Merger LLC”), FVAC Merger LLC IV, a Delaware limited liability company and a direct wholly-owned subsidiary of FVAC (“SNR Merger LLC” and, together with MPMO Merger Corp., SNR Merger Company and MPMO Merger LLC, the “Merger Subs”), MP Mine Operations LLC, a Delaware limited liability company (“MPMO”) and Secure Natural Resources LLC, a Delaware limited liability company (“SNR” and, together with MPMO, each a “Selling Company” and collectively, the “Selling Companies”). Pursuant to the Merger Agreement, among other things, the Selling Companies became indirect wholly-owned subsidiaries of FVAC. In connection with the completion of the Business Combination, the Company changed its name from Fortress Value Acquisition Corp. to MP Materials Corp. The above description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. Capitalized terms used but not defined in this Current Report on Form 8-K have the same meaning as set forth in the Proxy Statement/Consent Solicitation/Prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) on October 27, 2020 (the “Proxy Statement/Consent Solicitation/Prospectus”).

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Item 2.01(f) of Form 8-K states that, if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Prior to the completion of the transactions described above under “Introductory Note” and the Business Combination described in Item 2.01 “Completion of Acquisition or Disposition of Assets” in the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2020 which is incorporated in this Item 2.01 by reference, the Company was a “shell company.” As a result of the completion of the Business Combination, the Company has ceased to be a shell company. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the resultant company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

BUSINESS AND PROPERTIES

The business and properties of the Company after the Business Combination will be the business and properties of the Selling Companies prior to the Business Combination, which is described in the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Information about the Companies’ Business” beginning on page 185, which section is incorporated herein by reference.

RISK FACTORS

The risks associated with the Selling Companies’ business and the Business Combination are described in the Proxy Statement/Consent Solicitation/Prospectus in the sections entitled “Risk Factors - Risks Relating to the Companies’ Business and Industry”, “Risk Factors - Risks Related to Environmental Regulation”, and “Risk Factors - Risks Relating to FVAC and the Business Combination”, beginning on page 44, page 55 and page 60, respectively, which sections are incorporated herein by reference.

FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Prior to the Business Combination, the Company had no operating assets but, upon consummation of the Business Combination, the business and operating assets of MPMO and SNR sold to the Company became the sole business and operating assets of the Company. Accordingly, the financial statements of MPMO and SNR as they existed prior to the Business Combination and reflecting the sole business and operating assets of MPMO and SNR going forward, are now the financial statements of the Company. Thus, the following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of MPMO and SNR included as Exhibit 99.1, Exhibit 99.2, Exhibit 99.5 and Exhibit 99.6, respectively, to this Current Report on Form 8-K, and in conjunction with the section “Unaudited Pro Forma Condensed Combined Financial Information” in the Proxy Statement/Consent Solicitation/Prospectus beginning on page 150 and the updated unaudited pro forma condensed combined financial information included as Exhibit 99.10 to this Current Report on Form 8-K. This discussion contains forward-looking statements reflecting the Company’s current expectations, estimates, plans and assumptions concerning events and financial trends that involve risks and may affect the Company’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the Proxy Statement/Consent Solicitation/Prospectus in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages 169 and 44, respectively.

The information set forth in the sections of the Proxy Statement/Consent Solicitation/Prospectus entitled “MPMO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SNR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 214 and 238, respectively, thereof is incorporated herein by reference.

For information on FVAC prior to the Business Combination, see the section in the Proxy Statement/Consent Solicitation/Prospectus entitled “FVAC’s Management Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 181 and FVAC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed on November 4, 2020, each of which is incorporated by reference.

Except where the context otherwise requires, the terms “we,” “us” and “our” in this discussion and analysis refer to MPMO prior to the Business Combination and to MPMC following the consummation of the Business Combination.

Overview

We own and operate one of the world’s largest integrated rare earth mining and processing facilities and the only major rare earths resource in the Western Hemisphere.

Rare earth elements (“REE”) are fundamental building blocks of the modern economy, enabling trillions of dollars in global GDP through the distribution of end products across industries, including transportation, consumer electronics, national defense and clean energy, among others. Neodymium (“Nd”) and praseodymium (“Pr”) are rare earth elements which in combination form neodymium-praseodymium (“NdPr”), which represents our primary revenue opportunity. NdPr is most often utilized in NdPr magnets, which are also commonly referred to as “neo,” “NdFeB,” “NIB” or permanent magnets and are made predominantly from an alloy of NdPr, iron and boron. NdPr magnets are the most widely used type of rare earth magnets and are critical for many advanced technologies that are experiencing strong secular growth, including electric vehicles, drones, defense systems, medical equipment, wind turbines, robotics and many others. Demand for NdPr is expected to grow rapidly as advanced motion technologies fuel a global industrial transformation of sectors, including transportation, clean energy, consumer electronics, and national defense.

We produce our materials at Mountain Pass, one of the world’s richest rare earth deposits, co-located with integrated state-of-the-art processing and separation facilities. We believe Mountain Pass is the only such integrated facility in the Western Hemisphere and one of the few separation facilities outside of Asia. Current ownership and management acquired the Mountain Pass assets out of bankruptcy in 2017, restarted operations from cold-idle status and embarked on a deliberate, two-stage plan to optimize the facility and position us for growth and profitability. See the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Information About the Companies’ Business—History of Ownership and Current Operations” beginning on page 185. Approximately $1.7 billion has been invested in the Mountain Pass facility since 2011, in addition to the investments in utilities and active infrastructure completed between the 1960s and 2008. We commenced mining, comminution, beneficiation and tailings management operations, which we designated Stage I of our multi-stage restart plan, between December 2017 and February 2018. We currently produce a rare earth concentrate that we sell to Shenghe Resources (Singapore) which, in turn, sells that product to end customers in China. These customers separate the constituent REEs contained in our concentrate and sell the separated products to various end users. We believe our concentrate represents approximately 15% of the rare earth content consumed in the global market during the last twelve (12) months. Upon completion of Stage II of our optimization plan, we anticipate separating REEs at Mountain Pass and selling our products directly to end users, at which time we would no longer sell our concentrate.

As technological innovation drives significant anticipated global growth in demand for REEs, we also believe global economic trends, geopolitical realities and sustainability mandates are combining to further support an opportunity for us to create shareholder value. We believe businesses are increasingly prioritizing diversification and security of their global supply chains so as to reduce reliance on a single producer or region for critical supplies. This trend has national security implications as well, illustrated by U.S. Presidential directives to seek the onshoring of production in industries deemed critical, including rare earth minerals. According to CRU, China was projected to account for approximately 83% of global REO production in 2020. We believe an even higher percentage of the NdPr magnet supply chain is based in China. Finally, public and private interests are increasingly demanding sustainability throughout production value chains to limit negative environmental and societal impacts from business activity, including pollution and acceleration of climate change. As the only scaled source in North America for critical rare earths, with a processing facility designed to operate with best-in-class sustainability and a competitive cost structure, we believe we are well-positioned to thrive in a transforming global economy.

Recent Developments and Comparability of Results

Impact of the COVID-19 Pandemic

In December 2019, a novel strain of coronavirus (COVID-19) began to impact the population of China, where our customer, Shenghe Resources (Singapore) is located. The outbreak of COVID-19 has grown both in the United States and globally, and related government and private sector responsive actions have adversely affected the global economy. In December 2019, a series of emergency quarantine measures taken by the Chinese government disrupted domestic business activities in China during the weeks after the initial outbreak of COVID-19. Since that time, an increasing number of countries, including the United States, have imposed restrictions on travel to and from China and elsewhere, as well as general movement restrictions, business closures and other measures imposed to slow the spread of COVID-19. The situation continues to develop rapidly, however, and it is impossible to predict the effect and ultimate impact of the COVID 19 outbreak on our business operations and results. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the business disruptions, and related financial impact, cannot be estimated at this time. We experienced shipping delays at the onset of the outbreak due to overseas port slowdowns and container shortages, however, we have not experienced a reduction in production, sales or shipments due to COVID-19, though we may in the future, for example as a result of the reduced consumption of products made with rare earth products by its end users, such as participants in the automotive industry supply chain.

The Business Combination

The Business Combination was consummated on November 17, 2020, pursuant to the terms of a merger agreement entered into on July 15, 2020. Pursuant to the agreement, we and Secure Natural Resources LLC (“SNR”), a company controlled by our majority equityholder and that holds the mineral rights to our mine, were combined with Fortress Value Acquisition Corp. (“FVAC”), a special purpose acquisition company (the “Business Combination”), and became indirect wholly-owned subsidiaries of FVAC, which was in turn renamed MP Materials Corp. (“MPMC”).

MPMO’s merger with FVAC was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. SNR’s acquisition by FVAC was treated as an asset acquisition. The Business Combination is expected to significantly impact our reported financial position and results, as a consequence of reverse capitalization treatment (with respect to FVAC) and asset acquisition accounting

(with respect to SNR). Our pro forma cash amounted to $512.7 million as of September 30, 2020. This pro forma cash amount is net of approximately $47.7 million in transaction-related costs and (x) the repayment of our existing related-party debt, which amounted to $21.8 million as of September 30, 2020, as described further below. See the section “Unaudited Pro Forma Condensed Combined Financial Information” in the Proxy Statement/Consent Solicitation/Prospectus beginning on page 150 and the updated unaudited pro forma condensed combined financial information, included as Exhibit 99.10 to this Current Report on Form 8-K.

The acquisition of SNR, a company that was controlled by our majority equityholder (the “SNR Mineral Rights Acquisition”), did not meet the criteria for the acquisition of a business and was accounted for as an asset acquisition. The principal asset acquired in the SNR Mineral Rights Acquisition was the mineral rights for the rare earth ores contained in our mine, which SNR acquired in 2016 and which was SNR’s sole operating asset. The value attributed to the SNR Mineral Rights Acquisition in the Business Combination is approximately $433.3 million, which was recorded as an amortizable intangible asset on MPMC’s balance sheet and is amortized on a straight-line basis over its estimated useful life (approximately 24 years). As a result, we expect to record materially higher amortization charges in MPMC’s consolidated financial statements for periods following the Business Combination.

In April 2017, we entered into a 30-year lease and license agreement with SNR under which we pay royalties to SNR in the amount of 2.5% of gross revenue from the sale of rare earth products made from ores extracted from the mine, subject to a minimum non-refundable royalty of $0.5 million per year. Our consolidated results of operations for reporting periods following the consummation of the Business Combination will no longer reflect the payment of such royalties. SNR’s results of operations and cash-flows will be substantially eliminated in consolidation in our next consolidated financial statements and, except as otherwise disclosed above, we do not expect the SNR Mineral Rights Acquisition to materially impact the comparability of MPMO’s historical results of operations with MPMC’s results of operations for periods following the Business Combination.

Pursuant to the Parent Sponsor Letter Agreement entered into concurrently with the Merger Agreement, all of the shares of FVAC Class A common stock issued upon the conversion of the Founder Shares (shares of FVAC Class F common stock initially purchased by holders of Founder Shares prior to the FVAC IPO), shall be subject to certain vesting and forfeiture provisions (the “Vesting Shares”), as follows: (i) 50% of the Vesting Shares shall vest if a $12.00 stock price level is achieved, (ii) 25% of the Vesting Shares shall vest if a $14.00 stock price level is achieved and (iii) 25% of the Vesting Shares shall vest if a $16.00 stock price level is achieved, in each case for any twenty (20) trading days during any consecutive thirty (30) trading day period within ten years following the consummation of the Business Combination. In the event MPMC enters into a binding agreement with respect to a “Parent Sale” (as defined in the Parent Sponsor Letter Agreement) prior to the date that is ten (10) years following the Closing Date, such that the consideration paid for each share of Parent Stock (as defined in the Parent Sponsor Letter Agreement) in such Parent Sale is equal to or in excess of the respective earnout targets set forth in the Parent Sponsor Letter Agreement then such Vesting Shares shall be deemed vested as of one day prior to consummation of the Parent Sale.

The holders of MPMO HoldCo preferred stock and common stock, MPMO HoldCo and SNR HoldCo common stock immediately prior to the closing of the Business Combination have the contingent right to receive up to an additional 12,860,000 shares of MPMC Class A common stock (the “Earnout Shares”). Half of the Earnout Shares will be issued if the VWAP of MPMC Class A common stock exceeds $18.00 and the other half will be issued if the VWAP of MPMC Class A common stock exceeds $20.00, in each case, for any twenty (20) trading days during any consecutive thirty (30) trading day period within ten years following the consummation of the Business Combination. In the event MPMC enters into a binding agreement with respect to a “Parent Sale” (as defined in the Merger Agreement) prior to the date that is ten (10) years following the Closing Date, such that the consideration paid for each share of Parent Stock (as defined in the Merger Agreement) in such Parent Sale is equal to or in excess of the respective earnout targets set forth in the Merger Agreement, then such Earnout Shares shall be issued effective as of one day prior to consummation of the Parent Sale.

Public Company Costs

MPMC became the successor to an SEC-registered and NYSE-listed company, which requires us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees. MPMC estimates that these incremental costs will range between approximately $5.0 million and $7.0 million per year.

Our Relationship with Shenghe

In connection with the acquisition and development of the Mountain Pass facility, we entered into a set of commercial arrangements with Shenghe Resources (Singapore), including the Original Offtake Agreement, the TSA and the distribution and marketing agreement entered into in 2017 (the “DMA”). In addition, Leshan Shenghe Rare Earth Co., Ltd. (“Leshan Shenghe”), the majority stockholder of Shenghe Resources (Singapore), acquired MPMO preferred units, representing, on a current basis, a 9.24% interest in the overall equity of MPMO. See the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Certain Relationships and Related Person Transactions—Companies—Shenghe Agreements” beginning on page 289 and Note 11 to our audited financial statements included as exhibit 99.1 in this Current Report on Form 8-K. Our Original Offtake Agreement, entered into in May 2017, required Shenghe Resources (Singapore) to advance to us an initial $50 million, in the form of prepayments for future deliveries of REO, to enable us to fund the restart of operations at our mine. In consideration of this and other obligations under the TSA and DMA, we agreed, upon the mine achieving certain milestones and being deemed commercially operational, to sell to Shenghe Resources (Singapore), and Shenghe Resources (Singapore) agreed to purchase on a firm take-or-pay basis, our entire rare earths production, until Shenghe Resources (Singapore)’s advances were fully recouped. Commercial operations were deemed to have commenced on July 1, 2019. From that date, until the modification of the Original Offtake Agreement on June 5, 2020, we would periodically agree upon a cash sales price with Shenghe Resources (Singapore) for each metric ton of rare earth concentrate delivered by us. This price was intended to approximate our cash cost of production. We recognized this amount as revenue upon each sale. Shenghe Resources (Singapore)’s gross profit, which, with respect to each sale of REO, was the difference between Shenghe Resources (Singapore)’s realized sales price to its customers (net of taxes, tariffs, and certain other adjustments, such as demurrage) and the agreed-upon cash price Shenghe Resources (Singapore) would pay to us, was retained by Shenghe Resources (Singapore) and was applied to reduce the prepayment balance and consequently our contractual commitments to Shenghe Resources (Singapore) (which we refer to as Shenghe Resources (Singapore)’s gross profit retention right), and was recognized as revenue in the manner described below. Shenghe Resources (Singapore)’s gross profit is influenced by market conditions as well as import duties, which were imposed on our products by the General Administration of Customs of the People’s Republic of China during this period. The drivers of our production costs are described below under “—Key Performance Indictors—Production Cost per REO MT.”

In June 2017, the Original Offtake Agreement was supplemented by a letter agreement that required Shenghe Resources (Singapore) to advance to us $30.0 million in the form of a non-interest-bearing loan. In consideration of the loan, the contractual balance that was subject to Shenghe Resources (Singapore)’s gross profit retention right was increased by an additional $30.0 million. Under the terms of these agreements, the amounts funded by Shenghe Resources (Singapore), other than the amount recorded as a non-interest-bearing loan, constituted prepayments for the rare earth products to be sold to Shenghe Resources (Singapore). Shenghe Resources (Singapore)’s initial advances were recorded as deferred revenue, which stood at $35.5 million at December 31, 2019, which amount included $3.5 million allocated from the $30.0 million advance received pursuant to the June 2017 modification, and the non-interest-bearing loan was recorded as debt in the amount of $26.5 million (based on a relative fair value allocation), an implicit debt issuance discount of $3.5 million. The $30.0 million increase in the contractual balance that remained subject to Shenghe Resources (Singapore)’s gross profit retention right was not recorded in our financial statements and was to be satisfied, together with the initial offtake advances, through an implied discount on our rare earth product sales to Shenghe Resources (Singapore) under the Original Offtake Agreement (this implied discount mechanism being referred to as the “Shenghe implied discount”).

The $30.0 million non-interest-bearing loan was repaid in 2018; however, Shenghe Resources (Singapore)’s gross profit retention right continued under the Original Offtake Agreement and the incremental $26.5 million of additional offtake product (the difference between the amount of the loan subject to Shenghe’s gross profit retention right ($30.0 million) and the amount of prepayments recognized as deferred revenue ($3.5 million)), which we refer to as the adjusted offtake product delivery amount, resulted in the Shenghe implied discount. The Mountain Pass facility reached commercial operations as of July 1, 2019, and from that date onwards all our rare earth product sales to Shenghe Resources (Singapore) were subject to a non-cash recoupment mechanism through Shenghe Resources (Singapore)’s gross profit. A portion of the gross profit (approximately 64%) was applied as a reduction to our deferred revenue balance and recognized as revenue, while the remainder, the Shenghe implied discount (approximately 36% of Shenghe Resources (Singapore)’s gross profit) was applied as a reduction to the adjusted offtake product delivery amount and therefore was not recognized as revenue. For example, for a hypothetical shipment of REO to Shenghe Resources (Singapore) on which it realized gross profit of $1.00 (the difference between its sales price to its customers and its cash cost paid to us), we recognized $0.64 as revenue, with a corollary reduction to deferred revenue, while the remaining $0.36 reduced the notional amount of our contractual commitment but was not recorded as revenue.

In addition, during the same period in which the Shenghe implied discount applied, Shenghe Resources (Singapore) was typically afforded a discount, which typically equaled between 3% and 6% of the initial cash price of our rare earth products sold to Shenghe Resources (Singapore) (the “Shenghe sales discount”), in consideration of Shenghe Resources (Singapore)’s sales efforts to resell our rare earth products. The Shenghe sales discount was not recognized as revenue and was not applied to reduce our other obligations to Shenghe Resources (Singapore), except that it was considered as part of Shenghe Resources (Singapore)’s cost of acquiring our product in the calculation of Shenghe Resources (Singapore)’s gross profit. Due to the revenue treatment resulting from the Shenghe implied discount described above, the amount of revenue we recorded for periods that included any portion of the period from July 1, 2019 until June 5, 2020 (the date the Original Offtake Agreement was modified, as described below), is not comparable, in the aggregate or on a per unit basis, to the amount of revenue recorded in other periods that concluded before July 1, 2019 or that commenced after June 5, 2020. See “—Key Performance Indicators—Realized Price per REO MT.”

In May 2020, we entered into a framework agreement and amendment (the “Framework Agreement”) with Shenghe Resources (Singapore) that significantly restructured the parties’ relationship. Pursuant to the Framework Agreement, we entered into a new, amended and restated offtake agreement with Shenghe Resources (Singapore) (the “A&R Offtake Agreement”) and issued to Shenghe Resources (Singapore) a warrant (the “Shenghe Warrant”), exercisable at a nominal price for 89.88 of our preferred units, reflecting approximately 7.5% of our equity on a diluted basis, subject to certain restrictions. Pursuant to the Framework Agreement, Shenghe Resources (Singapore) funded the remaining portion of its initial $50.0 million advance commitment under the Original Offtake Agreement and agreed to fund an additional $35.5 million advance to us, which amounts were fully funded on June 5, 2020. Upon such funding, the DMA and TSA were terminated pursuant to the Framework Agreement, and the A&R Offtake Agreement and the Shenghe Warrant became effective.

In accounting for these modifications, we recorded the following impacts:

•	a $66.6 million one-time non-cash settlement charge (reflecting a deemed payment to terminate the DMA);

•

the issuance of a non-interest-bearing debt instrument in an original principal amount of $94.0 million, with a carrying value at June 30, 2020 of $84.7 million and an imputed debt issuance discount in the amount of $8.6 million (with an implied debt discount of 4.4%), corresponding, as of the modification date, to the elimination of $37.5 million of deferred revenue, $21.0 million in remaining adjusted offtake product delivery amounts, and the additional $35.5 million advance from Shenghe Resources (Singapore); and

•	the issuance of the Shenghe Warrant, with a fair value of $53.8 million as of the same date.

The A&R Offtake Agreement changed our repayment terms in relation to the advances from Shenghe Resources (Singapore). The Shenghe implied discount was effectively renegotiated (along with the associated accounting consequences) and, assuming static market prices, we expect to record more revenue per REO MT sold in subsequent periods. Due to the impacts of these modifications, our results for the year ending December 31, 2019 (or any interim portion thereof) will not be comparable to other periods. See “—Key Performance Indicators—Realized Price per REO MT.”

Further, we eliminated the Shenghe sales discount and replaced it with a fixed monthly sales charge (which charge is accounted for in substantially the same way as the Shenghe sales discount - as a reduction to the transaction price); this did not and in the short-term is not expected to materially impact our results of operations.

The A&R Offtake Agreement maintains the core take-or-pay and other key terms of the original Offtake Agreement, making only the following material alterations to the original arrangements. In material part, the A&R Offtake Agreement: (i) modifies the definition of “offtake products” in order to remove from the scope of that definition lanthanum, cerium and other rare earth products that do not meet the specifications agreed to under the A&R Offtake Agreement; (ii) as to the offtake products subject to the A&R Offtake Agreement, provides that if we sell such offtake products to a third party, then, until the balance owed on actual and deemed advances from Shenghe Resources (Singapore) has been reduced to zero, we will pay an agreed percentage of our revenue from such sale to Shenghe Resources (Singapore), to be credited against the amounts owed on advances; (iii) replaces the Shenghe sales discount under the Original Offtake Agreement with the aforementioned fixed monthly sales charge; (iv) provides that the cash purchase price to be paid by Shenghe Resources (Singapore) for our rare earth products will be based on market prices (net of taxes, tariffs and certain other agreed charges) less applicable discounts, instead of our cash cost of production; (v) obliges us to pay Shenghe Resources (Singapore), on an annual basis, an amount equal to our annual net income, less any amounts recouped through Shenghe Resources (Singapore)’s gross profit recoupment mechanism over the course of the year, until the balance owed on actual and deemed advances from Shenghe Resources (Singapore) has been reduced to zero; (vi) obliges us to pay Shenghe Resources (Singapore) the net after-tax profits from certain sales of assets until the balance owed on actual and deemed advances from Shenghe Resources (Singapore) has been reduced to zero (this obligation was previously contained in the TSA); and (vii) provides for certain changes to the payment, invoicing and delivery terms and procedures for products. The cash purchase price and other terms applicable to a quantity of offtake products are set forth in monthly purchase agreements between MPMO and Shenghe Resources (Singapore). The A&R Offtake Agreement will terminate when Shenghe Resources (Singapore) has fully recouped the balance owed on actual and deemed advances from Shenghe Resources (Singapore) and following such termination we will have no contractual arrangements with Shenghe Resources (Singapore) for the distribution, marketing or sale of rare earth products.

Certain Tariff-related Rebates

Starting in May 2020, the government of the People’s Republic of China granted retroactive tariff relief to certain importers of rare earth minerals including Shenghe Resources (Singapore) and its affiliates, relating to periods prior to the formal lifting of the tariffs. As a result, Shenghe Resources (Singapore)’s actual realized prices for the REO sold prior to May 2020 were higher than originally reported to us and resulted in rebates to Shenghe Resources (Singapore). On account of these rebates in the second and third quarter of 2020, we received from Shenghe Resources (Singapore) certain credits against our contractual commitments to them. As a result of these credits, we recognized non-cash revenue of $10.3 million and a reduction in debt principal of $9.7 million and implied debt discount of $0.8 million.

Key Performance Indicators

Our management uses the following key performance indicators to evaluate the performance of our business and prospects. Our calculation of these performance indicators may differ from similarly-titled measures published by other companies in our industry or in other industries.

The following table presents our key performance indicators for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in whole units or dollars)
REO Production Volume (MTs)	29,166	18,947	27,620	13,914
REO Sales Volume (MTs)	28,047	18,260	26,821	13,378
Realized Price per REO MT	$3,031	$2,982	$2,793	$3,382
Cost of Production per REO MT	$1,371	$2,157	$1,980	$2,822

REO Production Volume (MTs)

We measure our rare earth oxide equivalent (“REO”) production volume for a given period in metric tons (“MTs”), our principal unit of sale. This refers to the REO content contained in the rare earth concentrate we produce. Our REO production volume is a key indicator of our mining and processing capacity and efficiency.

The rare earth concentrate we currently produce is a processed, concentrated form of our mined rare earth-bearing ores. While our unit of production and sale is an MT of embedded REO, the actual weight of our rare earth concentrate is significantly greater, as the concentrate also contains non-REO minerals and water. We target REO content of greater than 60% (“REO grade”) per dry metric ton of concentrate. The elemental distribution of REO in our concentrate is relatively consistent over time and batch. We consider this the natural distribution, as it reflects the distribution of elements contained, on average, in our ore. Upon the completion of our Stage II optimization project, we expect to refine our rare earth concentrate to produce separated rare earths, including separated NdPr oxide. See “—Key Factors Affecting Our Performance—Development of Our Refining Capabilities and Other Opportunities.”

In connection with our acquisition of Mountain Pass in July 2017, we also inherited a stockpile of rare earth fluoride (“REF”) and certain other inventories, which were not included in our REO production volume for any period reported in this Current Report on Form 8-K. These stockpiles had largely been sold by the end of 2018.

REO Sales Volume (MTs)

Our REO sales volume for a given period is calculated in MTs. A unit, or MT, is considered sold once we recognize revenue on its sale. See “Key Components of Sales and Expenses—Product Sales.” Our REO sales volume is a key measure of our ability to convert our production into revenue.

In addition to the rare earth concentrate we sold for the periods presented in this Current Report on Form 8-K, we completed the sale of our acquired legacy stockpiles in 2018. Our REO sales volume excludes the sale of REF and other acquired stockpiles. We recognized approximately $22.2 million in revenue from our legacy stockpile sales in 2018.

Realized Price per REO MT

We calculate the realized price per REO MT for a given period as the quotient of (i) our total value realized for a given period and (ii) our REO sales volume for the same period. We calculate our total value realized as the sum of (x) the revenue recognized on our sales of REO in a given period (excluding the revenue impact of tariff-related credits from Shenghe Resources (Singapore) on account of prior sales) and (y) in connection with our sales of REO to Shenghe Resources (Singapore) between July 1, 2019 and June 5, 2020, the total amount of the Shenghe implied discount, which reduced the adjusted offtake product delivery amount. The consideration described in clause (y) is the difference between (1) Shenghe Resources (Singapore)’s average realized price, net of taxes, tariffs and certain other agreed-upon charges (such as one-time demurrage charges) on our products when they sold them to their customers and (2) the amount of revenue we recognized on the sales of those products to Shenghe Resources (Singapore) in the period, which includes a non-cash portion (as discussed above). For sales under the Original Offtake Agreement, a portion of this non-cash consideration - the Shenghe implied discount - was not recorded as revenue in our financial statements but was applied as a reduction to the adjusted offtake product delivery amount to Shenghe Resources (Singapore). Under the terms of the Original Offtake Agreement, for the period between July 1, 2019 and June 5, 2020, Shenghe Resources (Singapore) purchased our rare earth products at an agreed price per MT, which was net of the Shenghe Resources (Singapore) gross profit, and in turn resold it at market prices. Our treatment of this non-cash consideration resulted from the effects of prior modifications to the Original Offtake Agreement and the resulting relative fair value allocations of Shenghe Resources (Singapore)’s prepaid advances, which differed from the amounts we owed contractually. The contractual amounts effectively provided Shenghe Resources (Singapore) with an enhanced margin in consideration of the $30 million deemed additional advance (as discussed above). This arrangement was terminated effective June 5, 2020, whereupon we began to recognize revenue at the full value of our product. Accordingly, we calculate realized price per REO MT for the period between July 1, 2019 and June 5, 2020 by adding back the value of the Shenghe implied discount. See “—Recent Developments and Comparability of Results—Our Relationship with Shenghe.”

The table below presents our total realized price on our REO Sales Volumes for the periods indicated, reconciled to our GAAP product sales for the same periods (numbers in the table may not foot due to rounding):

	REO Sales Volume	Realized Price per REO MT	Total Realized Price (1)	Other (2)	Shenghe Implied Discount (3)	Product Sales (GAAP)
	(MTs)	(in whole dollars)	(in thousands of dollars)
Year Ended December 31, 2018	13,378	$3,382	$45,238	$22,180	—	$67,418
Year Ended December 31, 2019	26,821	$2,793	$74,899	$394	$(1,882)	$73,411
Nine Months Ended September 30, 2019	18,260	$2,982	$54,446	$315	$(2,398)	$52,363
Nine Months Ended September 30, 2020	28,047	$3,031	$85,016	$10,780	$(3,664)	$92,132

(1)	REO Sales Volume multiplied by Realized Price per REO MT.
(2)

Includes mainly sales of existing REF stockpiles in 2018 and the net impact of a tariff rebate from Shenghe Resources (Singapore) due to the retroactive effect of lifting of a Chinese tariff in the nine months ended September 30, 2020 (an additional $10.3 million in tariff “rebate” was applied to reduce our adjusted offtake product delivery amount). For all other periods, this reflects mainly sales of PhosFix stockpiles.

(3)	Shenghe implied discount represents to the difference between the contractual amount realized by Shenghe and the amount of deferred revenue we recognized.

Realized price per REO MT is an important measure of the market price of our product and, therefore, our ultimate revenue opportunity. Accordingly, we calculate realized price per REO MT as described above, to reflect a consistent basis between periods by eliminating the impact of recognizing revenue at a discount in the period between July 1, 2019 and June 5, 2020.

Production Cost per REO MT

Our production cost per REO MT is a non-GAAP financial measure, which we calculate as our cost of sales (excluding depletion, depreciation and amortization), less costs attributable to sales of legacy stockpiles and shipping and freight costs, for a given period divided by our REO sales volume for the same period. Production cost per REO MT sold is a key indicator of our production efficiency. See “—Non-GAAP Financial Measures” below for a reconciliation of our production cost to our cost of sales (excluding depletion, depreciation and amortization).

As our cash costs of Stage I production are largely fixed, our production cost per MT is influenced by mineral recovery, REO grade, plant feed rate and production uptime.

Key Factors Affecting Our Performance

We believe we are uniquely positioned to capitalize on the key trends of electrification and supply chain security, particularly as domestic EV production grows. Our success depends to a significant extent on our ability to take advantage of the following opportunities and meet the challenges associated with them.

Demand for REE

The key demand driver for REEs is their use in a diverse array of growing end markets, including: Clean-Energy and Transportation Technologies (e.g., traction motors in EVs and generators in wind power turbines); High-Technology Applications (e.g., miniaturization of smart phones and other mobile devices, fiber optics, lasers, robotics, medical devices, etc.); Critical Defense Applications (e.g., guidance and control systems, global positioning systems, radar and sonar, drones, etc.); and essential Industrial Infrastructure (e.g., advanced catalyst applications in oil refining and pollution-control systems in traditional internal-combustion automobiles, etc.). We believe these drivers will fuel the continued growth of the rare earth market, particularly the market for NdPr. See the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Information About the Companies’ Business—Rare Earth Industry Overview and Market Opportunity” beginning on page 189.

We believe we benefit from several demand tailwinds for REEs, and particularly for NdPr. These include the trend toward geographic supply chain diversification, particularly in relation to China, which is expected to account for approximately 83% of global REE production in 2020, U.S. government strategy to restore domestic supply of key minerals, and increasing acceptance of environmental, social and governance (“ESG”) mandates, which impact global capital allocation throughout production value chains to limit negative environmental and societal impacts.

However, changes in technology may drive down the use of REEs, including NdPr, in the components in which they are now used, or lead to a decline in reliance on such components altogether. We also operate in a competitive industry, and many of our key competitors are based in China, where production costs are typically lower than in the United States. If our assumptions about the growth in demand for REE, and particularly NdPr, prove wrong, our business prospects and results of operations could suffer materially.

Our Mineral Reserves

Our ore body has proven over more than 60 years of operations to be one of the world’s largest and highest-grade rare earth resources. As of July 1, 2020, SRK, an independent consulting firm that we have retained to assess our reserves, estimates total proven and probable reserves of 1.5 million short tons of REO contained in 21.1 million short tons of ore at Mountain Pass, with an average ore grade of 7.06%. In each case, these estimates use an estimated economical cut-off of 3.83% total rare earth oxide. Based on these estimated reserves and our expected annual production rate of REO upon completion of our Stage II optimization project, our expected mine life is approximately 24 years. We expect to be able to significantly grow our expected mine life through exploratory drilling programs and incorporation of the profitability uplift of our Stage II optimization plan over time.

Mining activities in the United States are heavily regulated, particularly in California. Regulatory changes may make it more challenging for us to access our reserves. In addition, new mineral deposits may be discovered elsewhere, which could make our operations less competitive.

Maximizing Production Efficiency

Over the last twelve months REO production is approximately 3.2x greater than the highest ever production in a twelve-month period by the former operator using the same capital equipment. We have achieved these results through an optimized reagent scheme, lower temperature, better management of the tailings facility, and a commitment to operational excellence, driving approximately 94% uptime—a significant improvement to that of our predecessor. We also believe that these “Stage I” optimization initiatives have enabled us to achieve world-class production cost levels for rare earth concentrate. All of these achievements have enabled us to become cash flow positive, despite significant Chinese trade tariffs on ore and concentrates in place over the optimization period. These trade tariffs have recently been suspended, further enhancing the earnings power of our Stage I operations. See the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Information About the Companies’ Business—History of Ownership and Current Operations—Stage I Execution Successful” beginning on page 187.

We believe that the success of our business will reflect our ability to manage our costs. Our “Stage II” optimization plan, discussed below, is designed to enable us to manage our cost structure for separating REE through a revised facility process flow. The reintroduction of the oxidizing roasting step will allow us to capitalize on the inherent advantages of the bastnasite ore at Mountain Pass, which is uniquely suitable to low-cost refining by selectively eliminating the need to carry lower-value cerium through the separations process. The recommissioning of our natural gas-powered combined heat and power (“CHP”) facility will reduce energy, heating and steam costs as well as minimize or eliminate our reliance on the regional electric power grid. The anticipated re-start of chlor-alkali operations (with a revised, higher-reliability process flow as well as redundancy for the discharge of waste brine) will enable us to produce our own hydrochloric acid and sodium hydroxide at the Mountain Pass facility and recycle our acid and base inputs, thereby reducing our reliance on external sources of reagents, and providing additional cost leverage with suppliers as a leading consumer of hydrochloric acid in the United States. Further, our location offers significant transportation advantages that create meaningful cost efficiencies in securing incoming supplies and shipping of our final products.

We currently operate a single site in a single location, and any stoppage in activity, including for reasons outside of our control, could adversely impact our production, results of operations and cash flows. “—Key Performance Indictors—Production Cost per REO MT.” In addition, several of our current and potential competitors are government supported and may have access to substantially greater capital, which may allow them to make similar or greater efficiency improvements or undercut market prices for our product.

Development of Our REE Refining Capabilities and Other Opportunities

Our “Stage II” optimization process is focused on advancing from concentrate production to the separation of individual REEs. Engineering, procurement, preliminary construction and other recommissioning activities are underway and involve upgrades and enhancements to the existing facility process flow to produce separated REEs more reliably, at significantly lower cost and with an expected smaller environmental footprint per volume of REO produced than the prior operator of the Mountain Pass facility. As part of our Stage II optimization plan, we plan to reintroduce a roasting circuit, reorient the plant process flow, increase product finishing capacity, improve wastewater management and make other improvements to materials handling and storage, in addition to restarting our currently idled CHP plant to produce electricity and steam and our chlor-alkali facility to produce chemical reagents. Our process redesign and engineering for our Stage II optimization plan is substantially complete and we believe that our Stage II optimization plan investments will enable us to materially increase the recovery of NdPr from our concentrate, increase NdPr production and dramatically lower the cost of production, in each case, as compared to the prior owner’s operations. Upon the completion of Stage II, we expect to be a low-cost producer of separated NdPr oxide, which represents a majority of the value contained in our ore. See the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Information About the Companies’ Business—History of Ownership and Current Operations—Stage II Underway” beginning on page 187.

In the longer term, following our completion of the Stage II optimization plan, we believe we will then be in a position to consider opportunities to integrate further downstream into the business of upgrading NdPr into metal alloys and magnets, ultimately expanding our presence as a global source for rare earth magnetics. We also believe integration into magnet production would provide some protection from commodity pricing volatility, while enhancing our business profile as the producer of a critical industrial output in addition to a producer of resources. We expect these “Stage III” downstream opportunities to be driven by geopolitical developments, including bringing critical rare earth mining and refining production capability to the United States, as well as the restoration of the full U.S. magnetics supply chain. See the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Information About the Companies’ Business—History of Ownership and Current Operations—Stage III Downstream Expansion Opportunity” beginning on page 189.

The completion of our Stage II optimization plan and any development of Stage III is expected to be capital intensive. We expect to invest approximately $170 million to complete our Stage II optimization plan and reach anticipated production rates for the separation of REEs by the end of 2022, and our estimated costs or estimated time to completion may increase, potentially significantly, due to factors outside of our control. See the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Risk Factors—Risks Relating to the Companies’ Business and Industry” beginning on page 44. While we believe that the proceeds we obtain in the Business Combination and the PIPE Investment will be sufficient to fund our Stage II optimization and operating working capital in the near term, we cannot assure this. Any delays in our ongoing optimization plans or substantial cost increases related to their execution could significantly impact our ability to maximize our revenue opportunities and adversely impact our business and cash flows.

Key Components of Sales and Expenses

Product sales

A substantial majority of our product sales are generated from the sale of REO concentrate to Shenghe Resources (Singapore), although we also sell small amounts to third parties. The table below presents our product sales by customer type for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Product sales - Shenghe	$91,699	$52,048	$73,017	$67,013
Product sales - third parties	433	315	394	405

Total product sales	$92,132	$52,363	$73,411	$67,418

We recognize a product sale when we have a binding purchase agreement and the product is loaded at the agreed-upon shipping point, at which point the control of the product is transferred to the customer. The transaction price is typically based on an agreed upon price per REO MT, subject to certain quality adjustments and discounts. Product sales are recorded net of taxes collected from customers that are remitted to governmental authorities. See Note 2 to our audited financial statements included as Exhibit 99.1 to this Current Report on Form 8-K.

Costs and expenses

Cost of sales (excluding depreciation, depletion and amortization). Our cost of sales (excluding depreciation, depletion and amortization) consists of production- and processing-related labor costs (including wages and salaries, benefits and bonuses), mining and processing supplies (such as reagents), parts and labor for the maintenance of our processing facility, facilities-related costs, packaging materials and freight and shipping costs.

Royalty expense paid to related party. Our royalty expense paid to related party relates to our obligation to pay SNR for the right to extract REO from our mine and is based on 2.5% of product sales, subject to certain minimums. See Note 11 to our audited financial statements included as Exhibit 99.1 to this Current Report on Form 8-K. On a consolidated basis, we will not incur royalty expenses following the Business Combination.

General and administrative expenses. Our general and administrative expenses (“G&A”) expenses consist primarily of accounting, finance and administrative personnel costs, professional services (including legal, regulatory, audit and others), certain engineering expenses, insurance, license and permit costs, facilities rent and other costs, office supplies, property taxes, general facilities expenses, and certain environmental, health, and safety expenses.

Depreciation, depletion and amortization. Our depreciation, depletion and amortization expenses consist of depreciation of property, plant, and equipment related to our mining equipment and processing facility, amortization of capitalized computer software and depletion of our mineral resources.

Accretion of asset retirement obligations (ARO) and environmental remediation obligations. Our accretion of ARO is based on the requirement to reclaim and remediate the land surrounding our mine and processing facility upon the expiration of the lease. Our accretion of environmental obligations is based on the estimated future cash flow requirement to monitor groundwater contamination related to prior owners’ activities.

Other income, net. Other income consists mainly of gains on the disposal of idle mining assets and interest income on restricted cash. Other expense consists mainly of settlements of advances from Shenghe Resources (Singapore).

Interest expense. Interest expense consists mainly of the amortization of the discount on our debt obligations to Shenghe Resources (Singapore) (all of which is non-cash) and, to a lesser extent, interest on other debt instruments.

Income tax expense. Provision for income taxes consists of an estimate of U.S. federal and state income taxes and income taxes in the jurisdictions in which we conduct business, adjusted for federal, state and local allowable income tax benefits, the effect of permanent differences and the valuation allowance against deferred tax assets. We have not incurred material tax expense until the first half of 2020, and we anticipate that the only tax expense for all of 2020 will be for California state income tax expense, mainly attributable to our inability to offset this obligation with state net operating losses due to new legislation. See Note 10 to our audited financial statements included elsewhere in this Current Report on Form 8-K.

Results of Operations

Comparison of Nine Months Ended September 30, 2020 to Nine Months Ended September 30, 2019

The following table summarizes our statement of operations for the periods indicated:

	Nine Months Ended September 30,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Product sales (including sales to related parties)	$92,132	$52,363	$39,769	76%

Operating expenses:
Cost of sales (excluding depreciation, depletion and amortization)	(44,957)	(45,033)	76	0%
Royalty expense paid to related party	(1,908)	(1,085)	(823)	76%
General and administrative expenses	(14,573)	(10,167)	(4,406)	43%
Depreciation, depletion and amortization	(4,832)	(3,735)	(1,097)	29%
Accretion of asset retirement obligation and environmental remediation obligation	(1,691)	(1,577)	(114)	7%
One-time settlement charge	(66,615)	—	(66,615)	n.m.

Total operating expenses	(134,576)	(61,596)	(72,979)	118%
Operating loss	(42,444)	(9,234)	(33,210)	n.m.
Other income, net	298	4,114	(3,816)	-93%
Interest expense	(3,582)	(2,671)	(911)	34%

Loss before income taxes	(45,728)	(7,791)	(37,937)	n.m.
Income tax expense	(211)	(1)	(210)	n.m.

Net loss	$(45,939)	$(7,792)	$(38,147)	-490%

n.m. = not meaningful.

Product sales. Product sales increased by $39.8 million, or 76%, to $92.1 million in the nine months ended September 30, 2020, from $52.4 million in the nine months ended September 30, 2019. The increase was driven primarily by higher REO sales volume, which increased to 28,047 MTs in the nine months ended September 30, 2020 from 18,260 MTs in the nine months ended September 30, 2019, reflecting the improved efficiency of our processing operations, while our average realized price per REO MT increased approximately 2% between periods, primarily reflecting the lower tariffs. Tariff credits from Shenghe Resources (Singapore) contributed $10.3 million in product sales in the nine months ended September 30, 2020. However, product sales for the nine months ended September 30, 2020 were negatively impacted by the accounting treatment of the Shenghe implied discount in connection with the Original Offtake Agreement, pursuant to which approximately $3.7 million of the value of products sold to Shenghe Resources (Singapore) from January 1, 2020 until June 5, 2020 was not recognized as product sales but was applied as a reduction of the adjusted offtake product delivery amount to Shenghe Resources (Singapore). See “—Recent Developments and Comparability of Results—Our Relationship with Shenghe.” Starting June 5, 2020, the accounting impact of the Shenghe implied discount was eliminated under the A&R Offtake Agreement and, going forward, we will recognize product sales on the full value of our sales to Shenghe Resources (Singapore).

Cost of sales (excluding depreciation, depletion and amortization). Cost of sales (excluding depreciation, depletion and amortization) decreased by $0.1 million to $45.0 million in the nine months ended September 30, 2020, from $45.1 million in the nine months ended September 30, 2019. The decrease was driven by lower per unit production costs and offset by higher sales volume and higher shipping costs, reflecting more shipments to less accessible overseas ports. Cost of sales (excluding depreciation, depletion and amortization) improved significantly on a per unit basis. The significant decrease in production cost per REO MT, from $2,157 in the nine months ended September 30, 2019 to $1,371 in the nine months ended September 30, 2020 reflected the increased efficiency in processing our rare earth concentrate, driven by higher mineral recoveries in our froth flotation circuit and improved operational uptime. See “—Non-GAAP Financial Measures” below for a reconciliation of our total production cost to our cost of sales

(excluding depletion, depreciation and amortization). We believe our cost of sales (excluding depreciation, depletion and amortization) on a per unit basis has stabilized in the short-term, although we anticipate additional efficiency opportunities as we increase REO production volumes in our milling and flotation circuit over time.

Royalty expense paid to related party. Royalty expense paid to related party increased by $0.8 million, or 76%, to $1.9 million in the nine months ended September 30, 2020, from $1.1 million in the nine months ended September 30, 2019, reflecting our increased product sales (the royalty rate is 2.5% of our gross revenue from products derived from mined ore).

General and administrative expenses. General and administrative expenses increased by $4.4 million, or 43%, to $14.6 million in the nine-months ended September 30, 2020, from $10.2 million in the nine months ended September 30, 2019, reflecting a $3.4 million increase in professional service fees, mainly accounting advisory services related to the Business Combination.

Depreciation, depletion and amortization. Depreciation, depletion and amortization increased by $1.1 million, or 29%, to $4.8 million in the nine months ended September 30, 2020, from $3.7 million in the nine months ended September 30, 2019, reflecting the impact of additional equipment purchases.

Accretion of asset retirement obligations (ARO) and environmental remediation obligations. Accretion of ARO and environmental remediation obligations remained relatively flat between periods.

One-time settlement charge. We recorded a one-time non-cash settlement charge of $66.6 million in the nine months ended September 30, 2020 in connection with the termination of the DMA. See “—Recent Developments and Comparability of Results—Our Relationship with Shenghe.”

Other income, net. Other income, net, was $0.3 million in the nine months ended September 30, 2020, reflecting interest income on restricted cash and an environmental incentive credit, compared to other income, net of $4.1 million in the nine months ended September 30, 2019, mainly reflecting a gain on the disposal of idle assets and interest income.

Interest expense. Interest expense increased by $0.9 million, or 34%, to $3.6 million in the nine months ended September 30, 2020, from $2.7 million in the nine months ended September 30, 2018, mainly reflecting an increase in the interest expense from the issuance of a non-interest-bearing debt instrument to Shenghe Resources (Singapore) in connection with the amended offtake agreement that was entered in June 2020. See “—Recent Developments and Comparability of Results—Our Relationship with Shenghe.”

Income tax expense. Income tax expense was $0.2 million in the nine months ended September 30, 2020 and negligible in the nine months ended September 30, 2019.

Net income (loss). Net loss increased by $38.1 million to $45.9 million in the nine months ended September 30, 2020, from $7.8 million in the nine months ended September 30, 2019, due to the one-time settlement charge and the other reasons discussed above.

Comparison of Year Ended December 31, 2019 to Year Ended December 31, 2018

The following table summarizes our statement of operations for the periods indicated:

	Year Ended December 31,		2019 vs. 2018
	2019	2018	$ Change	% Change
	(in thousands, except percentages)
Product sales (including sales to related parties)	$73,411	$67,418	$5,993	9%
Operating expenses:
Cost of sales (excluding depreciation, depletion and amortization)	(61,261)	(56,252)	(5,009)	9%
Royalty expense paid to related party	(1,885)	(1,032)	(853)	83%
General and administrative expenses	(11,104)	(14,565)	3,461	-24%
Depreciation, depletion and amortization	(4,687)	(2,455)	(2,232)	91%
Accretion of asset retirement obligation and environmental remediation obligation	(2,094)	(1,998)	(96)	5%

Total operating expenses	(81,031)	(76,302)	(4,729)	6%
Operating loss	(7,620)	(8,884)	1,264	-14%
Other income, net	4,278	839	3,439	410%
Interest expense	(3,412)	(5,420)	2,008	-37%

Loss before income taxes	(6,754)	(13,465)	6,711	-50%
Income tax expense	(1)	(1)	—	n.m.

Net loss	$(6,755)	$(13,466)	$6,711	-50%

Product sales. Product sales increased by $6.0 million, or 9%, to $73.4 million in 2019 from $67.4 million in 2018. The increase was primarily driven by higher REO sales volume, which increased to 26,821 MTs in 2019 from 13,378 MTs in 2018, reflecting mainly the improved efficiency of our processing operations starting in the second half of 2019. In 2018, we sold $22.2 million in acquired stockpiles of REF; we had no such sales in 2019. Realized price per REO MT decreased from $3,382 in 2018 to $2,793 in 2019, mainly due to the imposition of a 10% Chinese import duty on our product in July 2018 and its increase to 25% which took effect in May 2019. Product sales for the second half of 2019 were also negatively impacted by the accounting treatment of the Shenghe implied discount in connection with the Original Offtake Agreement, where approximately $1.9 million of the value of products sold to Shenghe Resources (Singapore) in 2019 was not recognized as product sales but was applied as a reduction of the adjusted offtake product delivery amount to Shenghe Resources (Singapore), while in 2018 we recognized product sales on the full market value of our REO concentrate sales. See “—Recent Developments and Comparability of Results—Our Relationship with Shenghe.”

Cost of sales (excluding depreciation, depletion and amortization). Cost of sales (excluding depreciation, depletion and amortization) increased by $5.0 million, or 9%, to $61.3 million in 2019 from $56.3 million in 2018. The increase was driven by our higher sales volume and, to a lesser extent, the need to ship certain deliveries to less accessible overseas ports. Cost of sales (excluding depreciation, depletion and amortization) improved significantly on a per unit basis. The significant decrease in production cost per REO MT, from $2,822 in 2018 to $1,980 in 2019, was driven by a significant efficiency improvement in processing our rare earth concentrate starting in the second half of 2019, for the reasons discussed above. See “—Non-GAAP Financial Measures” below for a reconciliation of our total production cost to our cost of sales (excluding depletion, depreciation and amortization).

Royalty expense paid to related party. Royalty expense paid to related party increased by $0.9 million, or 83%, to $1.9 million in 2019 from $1.0 million in 2018, reflecting our increased product sales.

General and administrative expenses. General and administrative expenses decreased by $3.5 million, or 24%, to $11.1 million in 2019, from $14.6 million in 2018, primarily due to reclassification of certain facilities expenses to cost of sales as portions of the mine and processing facilities entered commercial operations, and lower premiums on surety bonding.

Depletion, depreciation and amortization. Depletion, depreciation and amortization increased by $2.2 million, or 91%, to $4.7 million in 2019, from $2.5 million in 2018, reflecting the impact of equipment purchases following the Mountain Pass acquisition.

Accretion of asset retirement obligation ARO and environmental remediation obligations. Accretion of ARO and environmental remediation obligations remained relatively flat between periods.

Other income, net. Other income, net increased by $3.5 million to $4.3 million in 2019 from $0.8 million in 2018. The increase was primary due to a higher gain on sales of idle equipment in 2019 compared to 2018.

Interest expense. Interest expense decreased by $2.0 million, or 37%, to $3.4 million in 2019, from $5.4 million in 2018, mainly reflecting our repayment of Shenghe Resources (Singapore)’s $30.0 million loan (which was non-interest-bearing for the first 12 months) in November 2018. At the time of repayment, we accrued $2.1 million on the loan in 2018, mainly in amortized debt discount. See Note 7 to our audited financial statements included as Exhibit 99.1 to this Current Report on Form 8-K.

Income tax expense. Income tax expense was negligible in both periods.

Net loss. Net loss decreased by $6.7 million, or 50%, to $6.8 million in 2019, from $13.5 million in 2018, for the reasons discussed above.

Non-GAAP Financial Measures

This Current Report on Form 8-K includes Production Costs, Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. GAAP. These measures are similar to measures reported by other companies in our industry and are regularly used by securities analysts and investors to measure companies’ financial performance. Production Costs, Adjusted EBITDA and Free Cash Flow are not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance or liquidity of other companies within our industry or in other industries.

Production Costs

Production cost, which we use to calculate our key performance indicator, production cost per REO MT, is a non-GAAP financial measure that we define as our cost of sales (excluding depreciation, depletion and amortization), less costs attributable to sales of legacy stockpiles and shipping and freight costs. The table below presents our production cost reconciled to our cost of sales (excluding depreciation, depletion and amortization) for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Cost of sales—as reported	$44,957	$45,033	$61,261	$56,252
Adjusted for:
Costs attributable to sales of stockpiles	(406)	(300)	(374)	(13,309)
Shipping and freight	(6,096)	(5,352)	(7,793)	(5,188)

Non-GAAP production cost	$38,455	$39,381	$53,094	$37,755

Adjusted EBITDA

We define and calculate Adjusted EBITDA as our U.S. GAAP net income (loss) before depreciation, depletion and amortization, interest expense and income tax expense or benefit for a given period, further adjusted to eliminate the impact of transaction-related costs, other non-recurring costs, accretion of asset retirement obligations (ARO) and environmental reserves and gain on sale or disposal of long-lived assets. We present Adjusted EBITDA because it is used by management to evaluate our underlying operating and financial performance and trends.

Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring, non-cash or are not related to our underlying business performance. This non-GAAP financial measure is intended to supplement our U.S. GAAP results and should not be used as a substitute for financial measures presented in accordance with U.S. GAAP.

Our Adjusted EBITDA does not reflect our results of operations on a comparable basis between periods because of the accounting consequences of the modifications of our agreements with Shenghe Resources (Singapore). See “—Recent Developments and Comparability of Results—Our Relationship with Shenghe.” Accordingly, our Adjusted EBITDA trend for the periods presented in this Current Report on Form 8-K may not be indicative of future trends. If the adjusted offtake product delivery amount to Shenghe Resources (Singapore) pursuant to the Original Offtake Agreement had been included in our deferred revenue (See “—Recent Developments and Comparability of Results—Our Relationship with Shenghe.”), our Adjusted EBITDA for the nine months ended September 30, 2020 and for fiscal year 2019 would have been higher by $3.7 million and $1.9 million, respectively.

The table below presents our Adjusted EBITDA reconciled to our net income (loss), the closest U.S. GAAP measure, for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Net income (loss)	$(45,939)	$(7,792)	$(6,755)	$(13,466)
Adjusted for:
Depreciation, depletion and amortization	4,832	3,735	4,687	2,455
Interest expense	3,582	2,671	3,412	5,420
Income tax expense	211	1	1	1
Transaction-related costs(1)	1,652	—	270	—
Accretion of ARO and environmental reserves	1,691	1,577	2,094	1,998
Other non-recurring costs(2)	738	250	618	—
Royalties to SNR(3)	1,908	1,085	1,885	1,032
One-time settlement charge(4)	66,615	—	—	—
Tariff credits (5)	(10,347)	—	—	—
Other income, net(6)	(298)	(4,114)	(4,278)	(839)

Adjusted EBITDA	$24,645	$(2,587)	$1,934	$(3,399)

(1)	Includes mainly advisory, consulting, accounting and legal expenses in connection with the Business Combination.
(2)	Includes mainly non-recurring costs for SAP implementation in the nine months ended September 30, 2020 and, in 2019, one-time severance payments to certain former members of our executive team.
(3)	Our royalty payments to SNR will be eliminated upon the consummation of the Business Combination. See “—Recent Developments and Comparability of Results—The Business Combination.”
(4)	One-time settlement charge in connection with the termination of the DMA. See “—Recent Developments and Comparability of Results—Our Relationship with Shenghe.”
(5)

Represents non-cash revenue recognized in the nine months ended September 30, 2020 in connection with the tariff credits received from Shenghe Resources (Singapore) relating to product sales prior to May 2020. See “—Recent Developments and Comparability of Results— Certain Tariff-related Rebates.”

(6)	Includes gains on sale of idle mining equipment following the 2017 acquisition of Mountain Pass and interest income on restricted cash.

Free Cash Flow

We calculate Free Cash Flow as net cash provided by (used in) operating activities less additions to property, plant and equipment. We believe Free Cash Flow is useful for comparing our ability to generate cash with that of our peers. The presentation of Free Cash Flow is not meant to be considered in isolation or as an alternative to cash flows from operating activities and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

The following table presents a reconciliation of Free Cash Flow to net cash provided by (used in) operating activities, for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Cash used in operating activities	$(318)	$(2,501)	$(437)	$20,196
Additions to property, plant and equipment	(9,695)	(2,388)	(2,274)	(7,790)

Free Cash Flow	$(10,013)	$(4,889)	$(2,711)	$12,406

Quarterly Performance Trend

While our business is not significantly seasonal in nature, we sometimes experience a timing lag between production and sales, which may result in volatility in our results of operations between periods. In addition, the efficiency improvements we made in the processing of our rare earth materials has resulted in significantly higher production of REO starting in the second half of 2019. Our realized price per REO MT was also adversely impacted by the imposition of Chinese import duties in July 2018, and the subsequent increase of such tariffs in May 2019. The lifting of tariffs contributed to the improvement in realized price per REO MT in the second and third quarter of 2020.

The following table presents our REO production and sales volumes, as well as our realized price per REO MT, for the quarterly periods indicated:

	FY2018				FY2019				FY2020
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
	(in whole units or dollars)
REO Production Volume (MTs)	2,168	4,030	4,289	3,427	4,040	5,490	9,417	8,673	9,682	9,287	10,197
REO Sales Volume (MTs)	2,231	3,361	4,736	3,050	3,875	4,533	9,852	8,561	8,321	10,297	9,429
Realized Price per REO MT (1)	$2,646	$4,118	$3,508	$2,912	$2,902	$3,081	$2,967	$2,389	$2,544	$3,093	$3,393

(1)

Realized price per REO MT for certain periods prior to May 2020 would have generally been higher if the tariff credits received from Shenghe Resources (Singapore) were applied in the same periods the relevant sales occurred. See “—Recent Developments and Comparability of Results— Certain Tariff-related Rebates.”

Liquidity and Capital Resources

Liquidity refers to our ability to generate sufficient cash flows to meet the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations, debt service and other commitments. Our principal sources of liquidity to date have included customer advances and loans from Shenghe Resources (Singapore), cash from operating activities and debt.

We believe that our cash flows from operations and cash on hand, together with the proceeds of the PIPE Investment and FVAC’s cash in trust that we received upon the consummation of the Business Combination will be adequate to meet our liquidity requirements for at least the 12 months following the date of this Current Report on Form 8-K. Our current working capital needs relate mainly to our mining and beneficiation operations. Our principal capital expenditure requirements relate mainly to the periodic replacement of mining or processing equipment, as well as funding our Stage II project to optimize and recommission our idled refining facilities. Our future capital requirements will depend on several factors, including future acquisitions and potential additional investments in further downstream production (for example, if we move forward with plans to develop our Stage III project for the production of rare-earth based magnets and/or other finished components). If our available resources prove inadequate to fund our plans or commitments, we may be forced to revise our strategy and business plans or could be required, or elect, to seek additional funding through public or private equity or debt financings; however, such funding may not be available on terms acceptable to us, if at all.

We had cash and cash equivalents of $30.2 million as of September 30, 2020. On a pro forma basis, assuming the consummation of the Business Combination on September 30, 2020, we would have had cash and cash equivalents of approximately $512.7 million. As of September 30, 2020, we had $90.9 million of related-party debt, of which $72.1 million (excluding the recorded implied discount discussed below) relates to amounts owed to Shenghe Resources (Singapore) due to the June 2020 contract modifications described above. The promissory notes with JHL Capital Group and QVT Financial and their affiliates (described below), which amounted to $21.8 million (including accrued interest) as of September 30, 2020, were repaid in full upon the consummation of the Business Combination.

Debt

As of September 30, 2020, we had $90.9 million in outstanding related-party debt, as further described below. For additional information, the Proxy Statement/Consent Solicitation/Prospectus in the section “Description of Certain Indebtedness” beginning on page 267.

Debt for offtake advances (Shenghe). As of September 30, 2020, we had recorded debt to Shenghe Resources (Singapore) in a total amount of $78.4 million, of which $72.1 million was deemed principal and $6.3 million was deemed to be amortizable debt discount. The debt is an accounting consequence of the June 2020 modifications to our agreements with Shenghe Resources (Singapore). The debt to Shenghe Resources (Singapore) is to be satisfied primarily through sales of offtake products, as described above, where partial non-cash consideration is received by MPMO in the form of debt relief (generally equal to approximately 15% of the ultimate market value of the REO, excluding tariffs, duties and certain other charges). See “ —Recent Developments and Comparability of Results—Our Relationship with Shenghe.” Following an imputed interest rate model to calculate the embedded discount, the amortization of which is recognized as non-cash interest expense, as of September 30, 2020, we estimated the timing of repayment at approximately four years from the date of the modification, and an updated imputed interest rate of 5.3%.

Promissory note. On April 4, 2017, we issued an unsecured promissory note (the “MPMO Unsecured Note”) to certain investment funds managed by or affiliated with JHL Capital Group and QVT Financial, in exchange for loans extended by those entities. The MPMO Unsecured Note bears interest at a rate of 5% per annum and is payable in arrears on the maturity date. Amounts owed under the MPMO Unsecured Note are due upon demand by the lenders and may be prepaid at any time without premium or penalty. As of September 30, 2020, the principal amount outstanding (including accrued interest) under the MPMO Unsecured Note was approximately $6.3 million. This note was repaid in full upon the consummation of the Business Combination.

Secured promissory note. On August 7, 2017, we issued a secured promissory note (the “MPMO Secured Note”) to certain investment funds managed by and/or affiliated with JHL Capital Group and QVT Financial, in exchange for a loan extended by those entities to enable us to purchase certain equipment. The MPMO Secured Note is secured by a lien on certain equipment that was purchased by us with the proceeds of the note. The MPMO Secured Note bears interest at a rate of 10% per annum, payable in kind on each date on which a payment on the principal amount is made, with the amount of such interest being added to the principal balance. Payments on the principal amount under the MPMO Secured Note are due (i) at any time we sell any of the equipment securing the loans under the MPMO Secured Note, with the proceeds of such sale being used to repay the loans, and (ii) upon the final maturity date, February 15, 2021. The MPMO Secured Note may be prepaid at any time without premium or penalty. As of September 30, 2020, the principal amount (including accrued interest) under the MPMO Secured Note was approximately $15.2 million. This note was repaid in full upon the consummation of the Business Combination.

Equipment notes. We entered into several financing agreements for the purchase of equipment, including trucks, tractors, loaders, graders, and various other machinery. As of September 30, 2020, we had approximately $2.3 million in principal (and accrued interest) outstanding under the equipment notes.

PPP loan. On April 16, 2020, we obtained a loan of $3.4 million pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted on March 27, 2020. The loan, which was in the form of a Note dated April 15, 2020 issued by CIBC Bank USA, matures on April 14, 2022 and bears interest at a rate of 1% per annum, payable monthly commencing on November 15, 2020. Under the terms of the PPP, the loan may be forgiven if they are used for qualifying expenses as described in the CARES Act, which include payroll costs, costs used to continue group health care benefits, rent and utilities. We have used the entire loan amount for qualifying expenses. While we may apply for forgiveness of the PPP loan in accordance with the requirements and limitations under the CARES Act and Small Business Administration (“SBA”) regulations and requirements, no assurance can be given that any portion of the PPP loan will be forgiven. Based on guidance from the United States Department of the Treasury, since our total PPP loan proceeds exceeded $2.0 million, our forgiveness application will be subject to audit by the SBA. We applied for forgiveness of the entire loan in November 2020 and are awaiting a determination.

Cash Flows

The following table summarizes our cash flows for the period indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Net cash used in operating activities	$(318)	$(2,501)	$(437)	$20,196
Net cash provided by (used in) investing activities	$(9,695)	$6,240	$5,624	$(5,880)
Net cash provided by (used in) financing activities	$36,186	$(3,934)	$(4,096)	$(30,740)

Cash Flows Provided by (Used in) Operating Activities. Our cash used in operating activities was $0.3 million in the nine months ended September 30, 2020, compared to $2.5 million in cash used in the nine months ended September 30, 2019. The improvement mainly reflected the improvement in our net income, excluding non-cash items such as one-time settlement charge in connection with the termination of the DMA, revenue recognized in exchange for debt principal reduction and gain on the partial debt extinguishment, between periods, for the reasons discussed above under “—Results of Operations,” partially offset by changes in operating working capital items, mainly a $7.0 million increase in inventory in the nine months ended September 30, 2020, compared to an increase of $1.0 million in the nine months ended September 30, 2019, reflecting the significant ramp in commercial production starting in the second half of 2019.

Net cash used in operating activities was $0.4 million in 2019 compared to $20.2 million in net cash provided by operating activities in 2018, mainly reflecting a $20.6 million negative net change in operating working capital items, mainly reflecting a $9.6 million net increase in inventory in 2019, attributable to the ramp in commercial production discussed above, compared to a $4.3 million decrease in inventory in 2018, reflecting the sale of stockpiles acquired in the Mountain Pass acquisition. The change in accounts receivable, which increased slightly in 2019, compared to a $4.7 million decrease in 2018, also contributed to the change in trend, reflecting the acceleration of prepayments for REO shipments from Shenghe Resources (Singapore) upon our mine achieving commercial operations (as defined in the Original Offtake Agreement) in July 2019. Deferred revenue increased by $7.1 million in 2019, compared to an increase of $11.0 million in 2018, reflecting the impact of the higher non-cash consideration component in our 2019 sales relative to 2018. See “—Recent Developments and Comparability of Results—Our Relationship with Shenghe.” Our improved operating results, from a net loss of $13.5 million in 2018 to a net loss of $6.8 million in 2019, for the reasons discussed above under “—Results of Operations,” partially offset the negative working capital impact.

Cash Flows Provided by (Used in) Investing Activities. Our current, recurring capital expenditure needs consist mainly of purchases of property, plant and equipment, including mining equipment.

Net cash used in investing activities amounted to $9.7 million in the nine months ended September 30, 2020 compared to net cash provided by investing activities of $6.2 million in the nine months ended September 30, 2019. The change was mainly attributable to capitalized costs related to our Stage II optimization plan in the nine months ended September 30, 2020. Conversely, we sold long-lived assets in the nine months ended September 30, 2019, from which we received $8.6 million.

Net cash provided by investing activities amounted to $5.6 million in 2019 compared to net cash used in investing activities of $5.9 million in 2018. The change was primary due to a $6.0 million increase in cash received from the sale of idled equipment in 2019 and a $5.5 million decrease in additions to property, plant and equipment compared to 2018, primarily due to the impact of the implementation of our SAP ERP system in 2018.

Cash Flows Provided by Financing Activities. Net cash provided by financing activities was $36.2 million in the nine months ended September 30, 2020, compared to $3.9 million cash used in the nine months ended September 30, 2019, primarily reflecting the advances from Shenghe Resources (Singapore) in June 2020 in connection with the agreement modifications described elsewhere in this Current Report on Form 8-K, a $1.6 million increase in the payment of underwriting and transaction costs and a reduction of $5.9 million in net principal repayments on our financing obligations between periods.

Net cash used in financing activities decreased by $26.6 million, to $4.1 million in 2019 from $30.7 million in 2018, reflecting a reduction in net principal repayments on our financing obligations and an increase in net borrowing in 2019.

Contractual Obligations

The following table summarizes our contractual obligations and commitments as of September 30, 2020.

	Payments due by period
	Total	Less than 1 year	1 - 3 Years	3-5 Years	More than 5 Years
	(in thousands)
Lease obligations(1)	$3,393	$2,369	$933	$91	—
Debt obligations(2)	27,178	24,180	2,750	248	—
Debt for offtake advances (Shenghe)(3)	78,414	19,452	58,962	—	—
ARO and environmental obligations(4)	42,315	543	1,076	1,067	39,629
Service contracts(5)	592	592	—	—	—

Total	$151,892	$47,136	$63,721	$1,406	$39,629

(1)	Includes future minimum lease payments required under non-cancellable operating leases and finance leases that have initial or remaining non-cancellable lease terms in excess of one year.
(2)

Includes scheduled or expected cash principal payments on our debt obligations, including accrued interest, original issuance discount and debt issuance costs on the promissory notes; equipment notes; and the PPP loan (excluding accrued interest).

(3)	Represents the debt obligation with Shenghe Resources (Singapore), including the unamortized debt discount.
(4)	Represents payments that we are expecting to make in the future based on our estimates of asset retirement obligations and environmental obligations.
(5)	Represents a contractual commitment related to services for the overburden stripping of our mine.

The promissory note and secured promissory note were repaid in full upon the consummation of the Business Combination. See “—Liquidity and Capital Resources— Debt.”

Off-Balance Sheet Commitments and Arrangements

We do not currently have any interests in variable interest entities or any off-balance sheet arrangements of the type required to be reported under SEC rules.

Critical Accounting Policies

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of product sales and operating expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 to our audited financial statements included as Exhibit 99.1 to this Current Report on Form 8-K. Our critical accounting policies are described below.

Revenue

We recognize revenue from sales of rare earth products produced from our mine. Our principal customer, Shenghe Resources (Singapore), purchased substantially all of our production in the periods presented in this Current Report on Form 8-K and is an affiliate of an equityholder of MPMO. We recognize revenue at the point in time control of the products transfers to the customer and, under our offtake arrangements with Shenghe

Resources (Singapore), our performance obligation is satisfied when we deliver products to the agreed delivery point. The transaction price with Shenghe Resources (Singapore) is typically based on an agreed upon price per MT but subject to certain quality adjustments based on REO content, with an adjustment for the ultimate market price of the product realized by Shenghe Resources (Singapore), adjusted for certain contractually negotiated amounts. We typically negotiate with and bill an initial price to Shenghe Resources (Singapore); such prices are then updated based on final adjustments for REO content and/or actual sales prices realized by Shenghe Resources (Singapore). Sales to Shenghe under the Original Offtake Agreement also reflect an adjustment for the Shenghe implied discount, which did not apply to sales prior to July 1, 2019 or after June 5, 2020. See “ —Recent Developments and Comparability of Results—Our Relationship with Shenghe.”

Debt obligations and imputed interest rate applied to debt discount

In connection with our entry into the A&R Offtake Agreement, we recorded a total principal amount of $94.0 million in debt due to the nature of our obligations, including a carrying amount upon issuance of $85.7 million based on the fair value of the instrument upon issuance, and offset by the resulting discount on debt issuance of $8.3 million. See “Recent Developments and Comparability of Results—Our Relationship with Shenghe.” Since the arrangement does not have a stated rate, and the timing and method of repayment is contingent on several factors, including our production and sale volumes, market prices realized by Shenghe Resources (Singapore), our sales to other parties, our asset sales and the amount of our annual net income, we estimated the timing of payments and other reductions to the outstanding balance to determine an imputed interest rate. The debt discount represents the difference between the fair value of the debt liability issued and the total amount of the contractual obligation as a consequence of our entry into the A&R Offtake Agreement. The imputed interest rate is calculated by amortizing the debt discount over the time period that management expects to bring the total outstanding principal balance to zero and determining the annualized interest rate necessary to fully amortize the discount in the same period when final principal reduction is expected to occur. Actual repayments or reductions in the principal balance may differ in timing and amount from our estimates, and we therefore expect to update our estimates on a quarterly basis. Accordingly, the imputed interest rate is likely to differ in future periods. We have determined that we will recognize adjustments from these estimates using the prospective method. Under the prospective method, we will update our estimate of the effective imputed interest rate in future periods based on revised estimates of the timing of remaining principal reductions. This rate will then be used to recognize interest expense for subsequent reporting periods, until the estimates are updated again. Under this method, the effective interest rate is not constant, and changes are recognized prospectively as an adjustment to the effective yield. See Note 6 to our unaudited financial statements included as Exhibit 99.1 to this Current Report on Form 8-K for further discussion.

Asset Retirement Obligations

We recognize asset retirement obligations for estimated costs of legally and contractually required closure, dismantlement, and reclamation activities associated with the Mountain Pass facility and the mine. Asset retirement obligations are initially recognized at their estimated fair value in the period in which the obligation is incurred. Fair value is based on the expected timing of reclamation activities, cash flows to perform activities, amount and uncertainty associated with the cash flows, including adjustments for a market risk premium, and discounted using a credit-adjusted risk-free rate. The liability is accreted over time through periodic charges to earnings and reduced as reclamation activities occur; differences between estimated and actual amounts are recognized as an adjustment to operating expense. Subsequent increments in expected undiscounted cash flows are measured at their discounted values using updated estimates of our credit-adjusted risk-free rate applied to the increment only. Subsequent decrements are reduced based on the weighted average discount rate associated with the obligation. As of December 31, 2019, the credit-adjusted risk-free rate ranges between 7.1% and 8.2%, depending on the timing of expected settlement and when the layer or increment was recognized. Associated asset retirement costs, including the effect of increments and decrements, are recognized as adjustments to the related asset’s carrying value and depreciated over its remaining useful life.

Environmental Obligations

We have assumed certain environmental remediation obligations that primarily relate to groundwater monitoring activities. Estimated remediation costs are accrued based on management’s best estimate at the end of each period of the costs expected to be incurred at a site to settle the obligation when those amounts are probable and estimable. Such cost estimates may include ongoing care, maintenance and monitoring costs associated with remediation activities. Changes in remediation estimates are reflected in earnings in the period. Remediation costs included in environmental remediation obligations are discounted to their present value as cash flows when payments are readily estimable, and are discounted using a risk-free rate, which we derive from US Treasury yields. Our discounted obligations primarily relate to groundwater monitoring activities.

Recently Adopted and Issued Accounting Pronouncements and Regulatory Items

Recently issued and adopted accounting pronouncements are described in Note 2 to our audited financial statements included as Exhibit 99.1 to this Current Report on Form 8-K.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. FVAC is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has irrevocably elected to take advantage of the benefits of this extended transition period, which means that when a standard is issued or revised and has different application dates for public or private companies, FVAC or, following the consummation of the Business Combination, we, for so long as we remain an emerging growth company, may adopt the new or revised standard at the time private companies are required to adopt the new or revised standard.

Following the consummation of the Business Combination, we expect to remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the FVAC IPO, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter and our net sales for the year exceed $100 million; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding, rolling three-year period.

Quantitative and Qualitative Disclosures About Market Risk

We have in the past and may in the future be exposed to certain market risks, including commodity price risks, in the ordinary course of our business, as discussed further below.

In addition to commodity pricing risk, our product sales are highly concentrated, with Shenghe Resources (Singapore) accounting for more than 90% of our product sales for all periods presented in this Current Report on Form 8-K.

Commodity Price Risk

The results of our operations depend in large part upon the market prices of REO and particularly the price of rare earth concentrate. Concentrate prices are less transparent than those of many other commodities. Rare earth concentrate is not quoted on any major commodities market or exchange and demand is currently limited to a relatively limited number of refiners, a significant majority of which are based in China. We believe that we are a leading, low-cost producer of rare earth concentrate containing significant levels of embedded NdPr. We expect demand for NdPr to continue to grow driving demand for our concentrate and ultimately, upon the completion of our Stage II optimization, separated NdPr oxide, but actual demand and pricing may fluctuate for numerous reasons beyond our control, including, among other things, discoveries of new mineral properties, technological changes that lead to diminished reliance on NdPr and/or permanent magnets, and shifts in underlying end-user demand for products or components manufactured with NdPr. See “ —Key Factors Affecting Our Performance—Demand for REO.” While we currently generate revenue in the United States and in U.S. dollars, the market transactions are denominated mainly in the Chinese Yuan and we are therefore indirectly exposed to currency volatility and devaluation risks. For example, we negotiate monthly U.S. dollar REO prices with Shenghe Resources (Singapore), which are based in part on the exchange rate between the U.S. dollar and the Chinese Yuan. Geopolitical tensions between the United States and China may lead to increased tariffs, preferences for local producers, some of which may be government-supported, changes in taxing regimes or other trade barriers. We have not entered into derivative contracts to protect the selling price for our REO and do not expect to do so in the foreseeable future, as there is no liquid market for such contracts and their cost may be prohibitive, if they could be obtained at all.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of MPMC Class A Common Stock immediately following the completion of the Business Combination on November 17, 2020, by (i) those persons who are known to the Company to be the beneficial owner(s) of more than five percent of the MPMC Class A Common Stock, (ii) each of the Company’s directors and named executive officers and (iii) all directors and executive officers of the Company as a group.

The number of shares of MPMC Class A Common Stock beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership generally includes any shares of MPMC Class A Common Stock over which the individual has sole or shared voting power or investment power as well as any shares of MPMC Class A Common Stock that the individual has the right to acquire within 60 days of November 17, 2020, through the exercise of warrants or other rights. Unless otherwise indicated in the footnotes to this table, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares of MPMC Class A Common Stock indicated as beneficially owned.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
5% or Greater Stockholders
JHL Capital Group LLC and affiliated entities (1)(11)	41,706,001	26.7%
Fourth Avenue FF Opportunities LP—Series E (2)(11)	10,142,787	6.5%
QVT Financial LP and affiliated entities (3)(11)	9,879,479	6.3%
Shenghe Resources Holding Co., Ltd. and affiliated entities (4)(11)	12,033,190	7.7%
Fortress Acquisition Sponsor LLC (5)	9,965,000	6.4%
James Henry Litinsky, Trustee of James Henry Litinsky Revocable Trust u/a/d 10/19/2011(11)	15,940,281	10.2%
James H. Litinsky(1)(7)(11)	57,646,282	37.0%
Daniel Gold(2)(3)(11)	20,022,266	12.8%
Named Executive Officers and Directors(6)
James H. Litinsky(1)(7)(11)	57,646,282	37.0%
Andrew A. McKnight(8)	—	—
Daniel Gold(2)(3)(11)	20,022,266	12.8%
Gen. Richard B. Myers(9)	3,998	*
Randall Weisenburger(9)	3,998	*
Maryanne R. Lavan(9)	3,998	*
Connie K. Duckworth(9)	3,998	*
Ryan Corbett(10)	280,917	*
Michael Rosenthal(10)	1,563,006	*
Sheila Bangalore(10)	100,000	*
All current executive officers and directors as a group (10 individuals)	79,628,463	51.1%

*	Less than one percent.

(1)

Represents 2,208 shares of MPMC Class A common stock held directly by JHL Capital Group (as defined below), 10,498,799 shares of MPMC Class A common stock held directly by JHL Capital Group Holdings One LLC, and 31,204,994 shares of MPMC Class A common stock held directly by JHL Capital Group Holdings Two LLC. JHL Capital Group Master Fund L.P., a Cayman Islands limited partnership (“JHL Master Fund”), is the 100% owner of each of JHL Capital Group Holdings One LLC and JHL Capital Group Holdings Two LLC. JHL Capital Group Master Fund GP Ltd., a Cayman Islands exempted company (“JHL Master Fund GP”), is the general partner of JHL Master Fund. JHL Capital Group LLC, a Delaware limited liability company (“JHL Capital Group”), is the investment manager of JHL Master Fund, and is also the 100% owner of JHL Master Fund GP. JHL Capital Group L.P. is the 100% owner of JHL Capital Group. James H. Litinsky holds a controlling interest in JHL Capital Group L.P. and serves as Chief Executive Officer of JHL Capital Group, as well as director of JHL Master Fund GP. Accordingly, JHL Master Fund, JHL Master Fund GP, JHL Capital Group, JHL Capital Group L.P. and Mr. Litinsky may be deemed to beneficially own the shares of MPMC Class A common stock held directly by JHL Capital Group Holdings One LLC and JHL Capital Group Holdings Two LLC. Each such person or entity disclaims any beneficial ownership of such shares, other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business and/or mailing address of each such person or entity is c/o JHL Capital Group LLC, 900 North Michigan Avenue, Suite 2000, Chicago, Illinois 60611.

(2)

Represents shares of MPMC Class A common stock held directly by Fourth Avenue FF Opportunities LP - Series E (“Fourth Avenue FF-E”). Management of Fourth Avenue FF-E is vested in its general partner, Fourth Avenue Capital Partners GP LLC, a Delaware limited liability company (“Fourth Avenue GP”), which may be deemed to beneficially own the shares of MPMC Class A common stock held directly by Fourth Avenue FF-E. The Managing Members of Fourth Avenue GP are Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu, each of whom shares voting and investment control over the shares of MPMC Class A common stock held directly by Fourth Avenue FF-E and may be deemed to beneficially own such shares. Each such person or entity disclaims any beneficial ownership of such shares, other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business and/or mailing address of each such person or entity is c/o QVT Financial LP, 444 Madison Avenue, 21st Floor, New York, New York 10022.

(3)

Represents 1,661,002 shares of MPMC Class A common stock held directly by QVT Family Office Onshore LP (“QVT Onshore”), and 8,218,477 shares of MPMC Class A common stock held directly by Saratoga Park Ltd. (“Saratoga”). Management of QVT Onshore is vested in its general partner, QVT Associates GP LLC, a Delaware limited liability company (“QVT Associates GP”), which may be deemed to beneficially own the shares of MPMC Class A common stock held directly by QVT Onshore. QVT Financial LP, a Delaware limited partnership, is the investment manager of QVT Onshore and Saratoga, and shares voting and investment control over the shares of MPMC Class A common stock held directly by QVT Onshore and Saratoga. QVT Financial GP LLC (“QVT Financial GP”), a Delaware limited liability company, is the general partner of QVT Financial LP. The Managing Members of each of QVT Associates GP and QVT Financial GP are Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu, each of whom shares voting and investment control over the shares of MPMC Class A common stock held directly by QVT Onshore and Saratoga and may be deemed to beneficially own such shares. Each such person or entity disclaims any beneficial ownership of such shares, other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business and/or mailing address for each of the foregoing is c/o QVT Financial LP, 444 Madison Avenue, 21st Floor, New York, New York 10022.

(4)

Represents 6,648,628 shares of MPMC Class A common stock held directly by Shenghe Resources (Singapore) Pte. Ltd. (“Shenghe Resources (Singapore)”) and 5,384,562 shares of MPMC Class A common stock held directly by Shenghe Resources (Singapore) International Trading Pte. Ltd. (“Shenghe Resources (Singapore) International”). Shenghe Resources (Singapore) and Shenghe Resources (Singapore) International are controlled by Shenghe Resources Holding Co., Ltd. (“Shenghe Resources Holding”). Accordingly, Shenghe Resources Holding may be deemed to beneficially own the shares of MPMC Class A common stock held directly by Shenghe Resources (Singapore) and Shenghe Resources (Singapore) International. Shenghe Resources Holding disclaims any beneficial ownership of such shares, other than to the extent of any pecuniary interest it may have therein, directly or indirectly. The business and/or mailing address of (i) Shenghe Resources (Singapore) is 10 Anson Road #13-15, International Plaza Singapore (079903) (ii) Shenghe Resources (Singapore) International is 60 Paya Lebar Road #08-05, Paya Lebar Square Singapore (409051), and (iii) Shenghe Resources Holding is 7/F Chengnan Tianfu, No. 66 Shenghe Yilu, High-tech Zone, Chengdu, Sichuan Province, China.

(5)

Represents shares of MPMC Class A common stock directly held by Fortress Acquisition Sponsor LLC (“Sponsor”). The managing member of Sponsor is Principal Holdings I LP, a Delaware limited partnership (“Principal Holdings”), which may be deemed to have beneficial ownership of the MPMC Class A common stock held directly by Sponsor and has voting and investment discretion in respect of such shares. Each of Sponsor and Principal Holdings disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address of Sponsor and Principal Holdings is 1345 Avenue of the Americas, New York, New York 10105.

(6)	The business address of the individuals is 6720 Via Austi Parkway, Suite 450 Las Vegas, Nevada.

(7)	Includes 15,940,281 shares of MPMC Class A Common Stock held by James Henry Litinsky, Trustee of James Henry Litinsky Revocable Trust u/a/d 10/19/2011.

(8)

Such individual has an indirect pecuniary interest in shares of MPMC Class A common stock of the issuer through his ownership of membership interests of Fortress Acquisition Sponsor LLC, a Delaware limited liability company but does not beneficially own such shares.

(9)	Represents restricted stock units, which represent a contingent right to receive one share of MPMC Class A common stock.

(10)	Represents shares of restricted stock granted to such individual on the Closing Date of the Business Combination pursuant to the terms of his or her employment agreement.

(11)

Each of the entities that directly hold these shares of MPMC Class A Common Stock acquired them on November 17, 2020, as consideration for such entity’s shares of MPMO Holding Company and/or SNR Holding Company, LLC, which MPMC acquired in the Business Combination on November 17, 2020. Pursuant to the terms of the Merger Agreement, the entities will have the contingent right to receive additional shares of MPMC Class A Common Stock, (a) if, at any time during the ten years following the closing of the Business Combination, the VWAP of the shares of MPMC Class A Common Stock is greater than or equal to $18.00 for any twenty trading days within any thirty-trading day period; and (b) if, at any time during the ten years following the closing of the Business Combination, the VWAP of the shares of MPMC Class A Common Stock is greater than or equal to $20.00 for any twenty trading days within any thirty-trading day period.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the Company following the Business Combination and the remaining information required to be provided herein are described in the disclosure in Item 5.02 of the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2020 and in the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Management After the Business Combination” beginning on page 246, which are each incorporated herein by reference.

EXECUTIVE COMPENSATION

The executive compensation of the Company’s executive officers and directors is set forth in the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Executive Compensation-Companies” beginning on page 240, which section is incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The certain relationships and related party transactions of the Company are described in the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 288, which section is incorporated herein by reference.

The Company’s board of directors has determined that General (Retired) Richard B. Myers, Andrew A. McKnight, Daniel Gold, Randall Weisenburger, Maryanne R. Lavan and Connie K. Duckworth are independent within the meaning of Section 303.A.02 of the NYSE Listing Manual and the independence requirements of Rule 10A-3 of the Exchange Act. The Company’s board of directors reviews independence on an annual basis and has also determined that each current member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under the applicable New York Stock Exchange listing standards and SEC rules. The Company’s board of directors further determined that Randall Weisenburger and Maryanne R. Lavan, each qualifies as an audit committee financial expert in accordance with applicable rules and guidance. In making these determinations, the Company’s board of directors found that none of these directors had a material or other disqualifying relationship with the Company.

LEGAL PROCEEDINGS

On September 4, 2020, Jose Figueredo, a purported stockholder of FVAC, filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Jose Figueredo v. Fortress Value Acquisition, Corp., et al., against FVAC and the members of its board directors (the “Figueredo Complaint”). The Figueredo Complaint asserts a breach of fiduciary duty claim against the individual defendants and an aiding and abetting claim against FVAC in connection with the proposed transaction between FVAC, MPMO and SNR. The Figueredo Complaint alleges, among other things, that (i) defendants engaged in an unfair sales process and agreed to inadequate consideration in connection with the proposed transaction, and (ii) that the Registration Statement filed with the SEC on August 27, 2020 in connection with the proposed Business Combination is materially misleading. The Figueredo Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages, and an award of attorneys’ fees and expenses. The Figueredo Complaint was voluntarily dismissed by the plaintiff on November 16, 2020.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Information about the market price, number of stockholders and dividends for the FVAC’s securities is set forth in the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Price Range of Securities and Dividends” beginning on page 301, which is incorporated herein by reference. On November 17, 2020, the closing sale price of FVAC’s publicly traded units, warrants and Class A Common Stock was $15.61 per unit, $4.26 per warrant and $14.39 per share, respectively. During the period from October 1, 2020 through November 17, 2020, the high and low sales prices for our units were $16.51 and $12.00, respectively, the high and low sales prices for our warrants were $3.05 and $4.33, respectively and the high and low sales prices for our Class A Common Stock were $15.48 and $11.31, respectively.

In connection with the closing of the Business Combination, the Company’s Class A Common Stock trading symbol was changed to “MP” and its warrant trading symbol was changed to “MPWS” on the NYSE. As of the Closing Date of the Business Combination, there were 37 holders of record of the Company’s Class A Common Stock.

RECENT SALES OF UNREGISTERED SECURITIES

The disclosure concerning the Founder Shares, the Private Placement Warrants and the shares of MPMC Class A Common Stock issued pursuant to the Subscription Agreements in connection with the PIPE Financing contained in the section of the Proxy Statement/Consent Solicitation/Prospectus entitled, respectively, “Description of Securities - Authorized and Outstanding Stock- Common Stock”, “- Warrants” beginning on page 251 and page 255, respectively, are incorporated by reference. The Company’s Founder Shares, the Private Placement Warrants and the shares of MPMC Class A Common Stock issued pursuant to the Subscription Agreements in connection with the PIPE Financing, have not been registered under the Securities Act, and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

The Second Amended and Restated Certificate of Incorporation authorizes the issuance of 500,000,000 shares of capital stock, consisting of (i) 450,000,000 shares of common stock, consisting entirely of 450,000,000 shares of MPMC Class A common stock, $0.0001 par value per share and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

A description of the Company’s Common Stock is included in the section titled “Description of Securities - Common Stock” beginning on page 251 of the Proxy Statement/Consent Solicitation/Prospectus, which is incorporated herein by reference. As of the consummation of the Business Combination, there were 155,920,632 shares (including Vesting Shares) of the Company’s Common Stock outstanding.

Preferred Stock

A description of the Company’s preferred stock is included in the section titled “Description of Securities - Preferred Stock” beginning on page 252 of the Proxy Statement/Consent Solicitation/Prospectus, which is incorporated herein by reference. As of the consummation of the Business Combination, there are no shares of Company preferred stock outstanding.

Warrants

Public Stockholders’ Warrants

A description of the Company’s public stockholders’ warrants is included in the Company’s Proxy Statement/Consent Solicitation/Prospectus, in the section titled “Description of Securities - Warrants - Public Stockholders’ Warrants” beginning on page 255 of the Proxy Statement/Consent Solicitation/Prospectus, which is incorporated herein by reference.

Private Placement Warrants

A description of the Company’s Private Placement Warrants is included in the Proxy Statement/Consent Solicitation/Prospectus, in the section titled “Description of Securities - Warrants - Private Placement Warrants” beginning on page 261 of the Proxy Statement/Consent Solicitation/Prospectus, which is incorporated herein by reference. Immediately prior to the Business Combination, all of the Private Placement Warrants were exchanged for shares of FVAC Class F Common Stock which were then converted into shares of MPMC Class A Common Stock upon consummation of the Business Combination.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The disclosure in Item 5.02(d) of this Current Report on Form 8-K concerning indemnification agreements entered into by the Company’s directors and executive officers is incorporated herein by reference.

The indemnification agreements, the Second Amended and Restated Charter and the Amended and Restated Bylaws require the Company to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements, the Second Amended and Restated Charter and the Amended and Restated Bylaws require the Company also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company, provided that the indemnified officer or director agree to repay all amounts so advanced if it is found that such indemnitee is not entitled to such indemnification under applicable law.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Reference is made to the disclosure set forth in Item 9.01 of this Current Report on Form 8-K concerning FVAC’s, MPMO’s and SNR’s financial statements, which are incorporated herein by reference.

Further reference is made to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as set forth above in Item 2.01, which is incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant

Change of the Company’s Independent Registered Public Accounting Firm

On November 17, 2020, the Audit Committee of the Company’s board of directors approved the engagement of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. KPMG served as the independent registered public accounting firm of MPMO prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), FVAC’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by KPMG as the Company’s independent registered public accounting firm following completion of the Business Combination.

Withum’s report on FVAC’s balance sheet as of June 30, 2020, and the related statements of operations, changes in stockholders’ equity and cash flows, for the period from January 24, 2020 (inception) through June 30, 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from January 24, 2020 (inception) through June 30, 2020 and the subsequent period through November 17, 2020, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the year period from January 24, 2020 (inception) through June 30, 2020 and the interim period through November 17, 2020, FVAC did not consult KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on FVAC’s financial statements, and no written report or oral advice was provided to FVAC by KPMG that KPMG concluded was an important factor considered by FVAC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

FVAC has provided Withum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 304(a) and, if not, stating the respects in which it does not agree. A letter from Withum is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on November 17, 2020, the Company’s board of directors approved and adopted a Code of Business Conduct and Ethics applicable to all employees, officers, consultants and independent contractors of the Company, and a Code of Ethics for Senior Executive and Financial Officers applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (or persons performing similar functions to the aforementioned officers regardless of whether such persons are employed directly by the Company).

Item 9.01.	Financial Statements and Exhibits.

(a)    Financial statements of business acquired.

Audited financial statements for each of MPMO and SNR for the fiscal years ended December 31, 2019 and 2018 were previously filed as part of Amendment No. 2 to the registration statement filed with the SEC on October 10, 2020 (File No. 333-248433) (the “Amended Registration Statement”), beginning on pages F-19 and F-72, respectively, which information is incorporated herein by reference. The unaudited financial statements for each of MPMO and SNR for the six months ended June 30, 2020 and 2019 were previously filed as part of the Amended Registration Statement, beginning on pages F-50 and F-82, respectively, which information is incorporated herein by reference. The unaudited financial statements for each of MPMO and SNR for the nine months ended September 30, 2020 are included as Exhibits 99.5 and 99.6, respectively, to this Current Report on Form 8-K.

Audited financial statements of FVAC for the period from January 24, 2020 (inception) through June 30, 2020 were previously filed as part of the Amended Registration Statement, beginning on page F-2, which information is incorporated herein. Unaudited financial statements of FVAC for the nine months ended September 30, 2020 were previously filed on the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2020, filed on November 4, 2020, which information is incorporated herein by reference.

(b)    Pro forma financial information.

Unaudited pro forma condensed combined financial information for the year ended December 31, 2019 and the six months ended June 30, 2020 was previously filed as part of the Proxy Statement/Consent Solicitation/Prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 150, which information is incorporated herein by reference. Updated unaudited pro forma condensed combined financial information is included as Exhibit 99.10 to this Current Report on Form 8-K.

(c)    Shell company.

See (a) and (b) of this Item 9.01.

(d)    Exhibits

The list of exhibits is set forth on the Exhibit Index of this Current Report on Form 8-K and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

16.1	Letter from WithumSmith+Brown, PC to the U.S. Securities and Exchange Commission dated November 23, 2020.*

21.1	Subsidiaries of the Registrant.*

99.1	Audited financial statements of MPMO for the fiscal years ended December 31, 2019 and 2018 (incorporated by reference to the financial statements beginning on Page F-19 included in the Registration Statement on Form S-4/A filed with the SEC on October 27, 2020).

99.2	Audited financial statements of SNR for the fiscal years ended December 31, 2019 and 2018 (incorporated by reference to the financial statements beginning on Page F-72 included in the Registration Statement on Form S-4/A filed with the SEC on October 27, 2020).

99.3	Unaudited financial statements of MPMO for the six months ended June 30, 2019 and 2018 (incorporated by reference to the financial statements beginning on Page F-50 included in the Registration Statement on Form S-4/A filed with the SEC on October 27, 2020).

99.4	Unaudited financial statements of SNR for the six months ended June 30, 2019 and 2018 (incorporated by reference to the financial statements beginning on Page F-82 included in the Registration Statement on Form S-4/A filed with the SEC on October 27, 2020).

99.5	Unaudited financial statements of MPMO for the nine months ended September 30, 2020 and 2019.*

99.6	Unaudited financial statements of SNR for the nine months ended September 30, 2020 and 2019.*

99.7	Audited financial statements of Fortress Value Acquisition Corporation for the period ended June 30, 2020 (incorporated by reference to the financial statements beginning on Page F-2 included in the Registration Statement on Form S-4/A filed with the SEC on October 27, 2020).

99.8	Unaudited financial statements of Fortress Value Acquisition Corporation for the nine months ended September 30, 2020 (incorporated by reference to the Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 4, 2020).

99.9	Unaudited pro forma condensed combined financial information for the year ended December 31, 2019 and the six months ended June 30, 2020 (Incorporated by reference to the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 150 in the Registration Statement on Form S-4/A filed with the SEC on October 27, 2020).

99.10	Updated unaudited pro forma condensed combined financial information. *

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2020	MP Materials Corp.

	By:	/s/ Ryan Corbett
Ryan Corbett Chief Financial Officer